Exhibit 99.1

Gaiam Reports Fourth Quarter and Fiscal 2008 Results

Boulder, CO, March 10, 2009 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company announced today results for its fourth quarter and fiscal year ended December 31, 2008. Gaiam will host a conference call today, March 10, 2009, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the 2008 results.

Dial-in No.: 888-950-8038 (domestic) or 210-234-0014 (international)

Passcode:    GAIAM

Revenue for the fourth quarter ended December 31, 2008 decreased 8.9% to $74.5 million from $81.8 million recorded in the same quarter last year, primarily due to a decrease in consumer spending and conservative retail buying throughout the holiday season.

Gross profit decreased to $38.3 million or 51.4% of revenue for the fourth quarter of 2008, from $51.1 million, or 62.5% of revenue, in the comparable quarter last year. The change in gross margin reflects the company’s investment in the lower margin solar business, continued aggressive retail expansion and absorption of increased product and freight costs.

Selling and operating expenses decreased $1.5 million, or 3.7%, to $39.7 million during the fourth quarter of 2008 from $41.2 million during the same quarter last year, partially reflecting recent cost control initiatives.

Other expenses of $42.3 million for the quarter include non-cash charges for goodwill impairment of $27.2 million from the company’s 56% owned solar subsidiary, Real Goods Solar and $15.1 million related to the company’s goodwill and intangible assets in its direct segment. The goodwill impairments, resulting from the application of SFAS No. 142, Goodwill and Other Intangible Assets, were primarily driven by the decline in the market price of the company’s common shares (Nasdaq) experienced in the fourth quarter.

As a result of these charges, the company recorded a net loss of $30.3 million in the quarter, or $1.26 per share, compared to earnings of $4.2 million, or $0.17 per share, in the fourth quarter of 2007. Excluding the above impairment charges, disposition of businesses and the loss from consolidating Real Good Solar, the company’s fourth quarter net loss would have been $1.2 million, or $0.05 per share.

For the year ended December 31, 2008, Gaiam recorded net revenue of $257.2 million, a 2.2% decrease from $262.9 million in 2007. Including the impairment charges, the company recorded a net loss of $35.6 million, or $1.46 per share, compared to net income of $8.5 million, or $0.34 per share, for the last fiscal year.  Excluding the impairment charges, disposition of businesses and the loss from consolidating Real Goods Solar, the company’s net income would have been $0.8 million, or $0.03 per share for the year. Driven by the impairment charges, Gaiam generated an $8.4 million tax refund and $7.0 million current tax credit.

 “While our fourth quarter results reflect the broader market trends, we remain committed to our growth strategies and expect to deliver measurable financial returns for 2009 even if the economic climate does not improve,” commented Lynn Powers, Gaiam’s President. “We continue to make great progress on our category management and store within a store growth initiatives ending the year with over 10,000 store-within-store presentations, a 43% increase from a year ago. In addition, we continue to implement cost savings measures, including renegotiating freight contracts and product costs with our manufacturers, overhead restructuring, disposing of unprofitable businesses, and optimizing our direct business through reduced prospecting and increased online customer acquisition strategies.”

“We ended the year with $32.0 million in cash, no debt and a current ratio of 3.9. Our goal for 2009 is to grow revenue and focus on free cash flow. We are already in the process of streamlining our business units that experienced negative cash flow last year. We will continue to use the current macroeconomic environment and our strong balance sheet as an opportunity to further expand our branded store within store presence at retail,” said Jirka Rysavy, Gaiam Chairman and CEO. “Lynn Powers, our President and CEO of North America and my only direct report for the last several years, will assume the title of CEO in addition to her title of President. She will focus on making 2009 our highest revenue and best free cash flow year ever. Lynn will continue to report to me as I will focus my time on growing our community and making it an income contributor.”

Carole Buyers joined Gaiam as VP of Corporate Finance and Investor Relations. Carole came to Gaiam from The Boston Company (Bank of New York Mellon), where she served as Vice President. For several years she also covered Gaiam when she was a sell side analyst for RBC Capital Markets.

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:00 p.m. CDT on March 24, 2009.

Replay number:  888-568-0623

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contacts:	Carole Buyers
VP Corporate Finance and Investor Relations
303-222-3808
carole.buyers@gaiam.com

John Mills
Senior Managing Director, ICR
310-954-1105
jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Twelve months ended		Twelve months ended
	December 31, 2008		December 31, 2007

Net revenue	$257,172	100.0%	$262,943	100.0%
Cost of goods sold	107,927	42.0%	94,565	36.0%

Gross profit	149,245	58.0%	168,378	64.0%

Selling and operating	142,401	55.4%	144,768	55.0%
Corporate, general and administration	13,059	5.1%	13,157	5.0%
Other expenses, net	82,928	32.2%	—	0.0%

Income (loss) from operations	(89,143)	-34.7%	10,453	4.0%

Interest and other income	34,016	13.3%	4,148	1.5%

Income (loss) before income taxes	(55,127)	-21.4%	14,601	5.5%

Income tax expense (benefit)	(7,542)	-2.9%	5,767	2.2%

Minority interest in net (income) loss of consolidated subsidiaries	11,962	4.6%	(310)	-0.1%

Net income (loss)	$(35,623)	-13.9%	$8,524	3.2%

Shares outstanding:
Basic	24,452		24,962
Diluted	24,452		25,214

Income (loss) per share:
Basic	$(1.46)		$0.34
Diluted	$(1.46)		$0.34

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended		Three months ended
	December 31, 2008		December 31, 2007

Net revenue	$74,497	100.0%	$81,806	100.0%
Cost of goods sold	36,228	48.6%	30,679	37.5%

Gross profit	38,269	51.4%	51,127	62.5%

Selling and operating	39,715	53.3%	41,234	50.4%
Corporate, general and administration	3,458	4.7%	3,334	4.1%
Other expenses, net	42,273	56.7%	—	0.0%

Income (loss) from operations	(47,177)	-63.3%	6,559	8.0%

Interest and other income	1,653	2.2%	773	0.9%

Income (loss) before income taxes	(45,524)	-61.1%	7,332	8.9%

Income tax expense (benefit)	(3,511)	-4.7%	2,899	3.5%

Minority interest in net (income) loss of consolidated subsidiaries	11,711	15.7%	(233)	-0.3%

Net income (loss)	$(30,302)	-40.7%	$4,200	5.1%

Shares outstanding:
Basic	23,980		24,846
Diluted	23,980		25,154

Income (loss) per share:
Basic	$(1.26)		$0.17
Diluted	$(1.26)		$0.17

GAIAM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	December 31,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,965	$66,258
Accounts receivable, net	33,664	30,157
Inventory, net	35,736	29,839
Deferred advertising costs	2,578	3,602
Income taxes receivable	8,410	—
Deferred tax assets	7,038	6,005
Other current assets	9,841	5,205
Total current assets	129,232	141,066

Property and equipment, net	27,381	9,509
Media library, net	12,102	37,566
Deferred tax assets, net	6,076	4,057
Goodwill	23,180	42,856
Other intangibles, net	880	1,554
Notes receivable and other assets	3,247	4,104
Total assets	$202,098	$240,712

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$26,567	$23,620
Accrued liabilities	6,885	10,631
Total current liabilities	33,452	34,251

Minority interest	15,178	6,073

Commitments and contingencies

Shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 18,541,201 and 19,553,631 shares issued and outstanding at December 31, 2008 and 2007, respectively	2	2
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at December 31, 2008 and 2007	1	1
Additional paid-in capital	163,652	174,046
Accumulated other comprehensive income	88	991
(Accumulated deficit) retained earnings	(10,275)	25,348
Total shareholders’ equity	153,468	200,388
Total liabilities and shareholders’ equity	$202,098	$240,712

Non-GAAP Financial Measures

The company has utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing its financial results for the year ended December 31, 2008. Management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the company’s business and facilitate meaningful comparison of the results in the current period to those in prior periods and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

A reconciliation of the company’s year-ended December 31, 2008 GAAP net loss to its year-ended December 31, 2008 non-GAAP net loss is set forth below (in millions except share and per share data):

	For the Quarter
	Ended	For the Year Ended
	December 31, 2008	December 31, 2008
	After Tax Amount	After Tax Amount

Net loss	$(30.3)	$(35.6)

Exclusion of Real Goods Solar net loss	27.4	28.0

Exclusion of minority interest in Real Goods Solar	(12.0)	(12.1)

Exclusion of non-cash gain on issuance of Real Goods Solar stock	(0.9)	(20.1)

Exclusion for disposition of businesses	0.5	1.4

Exclusion of non-cash impairment of goodwill and intangible assets	14.1	39.2

Non-GAAP net (loss) income	$(1.2)	$0.8

Non-GAAP weighted average shares used in earnings per share calculation (diluted)	23,980,000	24,599,000

Non-GAAP (loss) earnings per share (diluted)	$(0.05)	$0.03